Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BNC Bancorp

Thomasville, North Carolina

We consent to the incorporation by reference in Registration Statement No. 333-139733 of BNC Bancorp on Form S-8 of our report dated March 14, 2008, related to the audit of the consolidated financial statements of BNC Bancorp and subsidiary at December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 and internal controls for the year ended December 31, 2007, which report appears in this Annual Report on Form 10-K of BNC Bancorp.

/s/ Cherry, Bekaert & Holland, L.L.P.

Raleigh, North Carolina
March 14, 2008